Capital World Bond Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$138,943
Class B	$4,154
Class C	$12,950
Class F-1	$25,109
Class F-2	$8,681
Total	$189,837
Class 529-A	$4,520
Class 529-B	$334
Class 529-C	$1,903
Class 529-E	$227
Class 529-F-1	$420
Class R-1	$303
Class R-2	$2,321
Class R-3	$2,951
Class R-4	$1,941
Class R-5	$2,615
Class R-6	$3,485
Total	$21,020

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3950
Class B	$0.3185
Class C	$0.3196
Class F-1	$0.3959
Class F-2	$0.4232
Class 529-A	$0.3915
Class 529-B	$0.3107
Class 529-C	$0.3150
Class 529-E	$0.3630
Class 529-F-1	$0.4129
Class R-1	$0.3179
Class R-2	$0.3212
Class R-3	$0.3633
Class R-4	$0.3955
Class R-5	$0.4250
Class R-6	$0.4302

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	364,656
Class B	13,021
Class C	41,985
Class F-1	64,517
Class F-2	21,882
Total	506,061
Class 529-A	12,423
Class 529-B	1,098
Class 529-C	6,410
Class 529-E	679
Class 529-F-1	1,076
Class R-1	973
Class R-2	7,634
Class R-3	8,660
Class R-4	5,165
Class R-5	6,401
Class R-6	9,250
Total	59,769

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.14
Class B	$20.01
Class C	$19.89
Class F-1	$20.04
Class F-2	$20.11
Class 529-A	$20.18
Class 529-B	$20.07
Class 529-C	$20.03
Class 529-E	$20.08
Class 529-F-1	$20.09
Class R-1	$20.00
Class R-2	$20.01
Class R-3	$20.11
Class R-4	$20.12
Class R-5	$20.15
Class R-6	$20.14